Exhibit 4.8

This English version is a translation of the original Chinese version of the agreement.
The English translation shall have no legal effect.

AGREEMENT ON SUBSCRIPTION OF A SHARES TO BE ISSUED BY
CHINA SOUTHERN AIRLINES COMPANY LIMITED BY WAY OF
NON-PUBLIC ISSUE

Dated: December 10, 2008

This subscription agreement (hereinafter referred to as the “Agreement”) is entered into by and between the following parties in Guangzhou, Guangdong province, the PRC on December 10, 2008:

Party A: China Southern Airlines Company Limited

Address:	Guangzhou Economic & Technology Development Zone, Guangdong Province, the PRC

Legal representative: Liu Shaoyong

Party B: China Southern Air Holding Company

Address: Guangzhou Baiyun International Airport, Guangdong province

Legal representative: Liu Shaoyong

(Both parties are hereinafter referred to as the “Parties” collectively, or the “Party” respectively)

Whereas:

1.
Party A is a joint stock limited company duly organized and validly existing under the laws of the PRC with a registered capital of RMB6,561,267,000. Its shares are listed on the Shanghai Stock Exchange and the Stock Exchange of Hong Kong Limited. Its total share capital comprises 6,561,267,000 shares, among which 3,300,000,000 A shares are held by the promoter, 1,500,000,000 A shares are held by domestic public investors and 1,761,267,000 H shares are held by overseas investors.

2.
Party B is a state-owned enterprise duly organized and validly existing under the laws of the PRC, which is also the promoter and controlling shareholder of Party A, legitimately holding 50.3% equity interest in the total issued share capital of Party A;

3.
Party A intends to increase its registered capital by way of a non-public issue of A shares, while Party B intends to subscribe for the A shares to be issued by Party A by way of a non-public issue in order to increase the proportion of its shareholding in Party A.

The Agreement is entered into between the Parties after friendly negotiation to specify the rights and obligations of both Parties in the subscription of A shares to be issued by way of a non-public issue.

1.	Definitions and Interpretation

1.1	In the Agreement, unless the context requires otherwise, the following expressions shall have the following meanings:

1.1.1.	“Agreement” refers to the Agreement dated December 10, 2008 on subscription of A Shares to be issued by China Southern Airlines Company Limited by way of non-public issue.

1.1.2.
“Non-public Issued Shares” refers to the 721,150,000 new A Shares to be issued  to Party B by  way of non-public issue in accordance with the Agreement. Pursuant to the requirements of the Agreement, the par value of each Share is RMB 1.00.

1.1.3.	“Non-public Issue” refers to the subscription in cash by Party B of the additional A shares to be issued by Party A.

1.1.4.
“Completion of the Non-public Issue” refers to the date on which the shares to be issued under the Non-public Issue are registered under the name of Party B in the Securities Depository and Clearing Corporation.

1.1.5.	“CSRC” refers to China Securities Regulatory Committee.

1.1.6.	“SHSE” refers to the Shanghai Stock Exchange.

1.1.7.	“Securities Depository and Clearing Corporation” refers to China Securities Depository and Clearing Corporation Limited, Shanghai Branch.

1.1.8.	“Public Disclosure” refers to the disclosure on the media of information disclosure designated by CSRC．

1.2	Interpretation

1.2.1.	Headings used herein are for easy reference purpose only, and shall not be used to construe the Agreement.

1.2.2.	Any reference to an article, a clause, a paragraph, an annex or an appendix shall mean the article, clause, paragraph, annex or appendix in the Agreement.

1.2.3.	Any reference to “including” herein, whether or not followed by “but not limited to”, shall mean “including but not limited to”.

2.	Consideration

2.1
Both Parties agree that the price determination date for the Non-public Issued Shares shall be the announcement date of the resolution passed at the Board meeting of Party A held on December 10, 2008; the par value per share shall be RMB1.00; and the issue price shall be RMB3.16, which is not less than 90% of the average trading price of the A shares for the 20 trading days immediately prior to the price determination date of this non-public issue of A shares.

2.2
Based on the issue price specified in Article 2.1 above, Party A shall issue 721,150,000 A shares to Party B by way of a Non-public Issue. Party B agrees to subscribe for the aforesaid number of shares in cash. In the event of ex-rights or ex-dividend of the Non-public Issued Shares during the period between the price determination date and the issue date, the number of Shares to be issued and the issue price shall be adjusted accordingly.

2.3
Party A shall notify Party B as soon as the “Conditions Precedent” as set out in Article 3 are all satisfied. Both Parties agree that the Non-public Issue shall take place at the SHSE within 10 working days from the date Party B is notified by Party A that the “Conditions Precedent” are all satisfied. Party B shall make one lump-sum payment of the consideration for the Non-public Issued Shares in cash to the bank account designated by Party A in writing.

2.4
Both Parties confirm that after Completion of the Non-public Issue, Party B shall enjoy corresponding rights (including the rights over the retained profit) and undertake corresponding obligations in proportion to its shareholding in Party A.

3.	Conditions precedent

3.1	The Agreement shall become effective upon fulfillment of all the conditions set out below:

3.1.1.	The implementation of the Non-public Issue under the Agreement being approved at the board meeting, shareholders’ general meeting and class meeting of Party A;

3.1.2.	The subscription of the Non-public Issued Shares of Party A under the Agreement being approved at the General Manager Meetings of Party B;

3.1.3.
The receipt of all the licenses, authorizations, permits, consents and approvals from the relevant approval authorities and other relevant approvals for the implementation of the Non-public Issue under the Agreement by Party A.

3.2
Party A and Party B shall do or procure to be done with their best efforts all such acts and things necessary to fulfill the above-mentioned conditions precedent and for the implementation of the Non-public Issue pursuant to the applicable laws and regulations.

3.3
If the above-mentioned conditions precedent cannot be fulfilled within twelve months from the date of approval of the Agreement by shareholders of Party A in a general meeting, the Agreement shall cease to be effective, and neither Party A nor Party B shall lodge any claim against the other party (except for any claim against any previous breach of the Agreement).

4.	Completion of the Non-public Issue

4.1
Both Party A and Party B confirm that the Non-public Issue shall proceed with SHSE within 10 working days from the date when the “Conditions precedent” prescribed in Article 3 of the Agreement are fulfilled.

4.2
The completion of the Non-public Issue under the Agreement will take place upon the Securities Depository and Clearing Corporation confirms that all subscriptions related to the Non-public Issue are finished.

4.3	After the Completion of the Non-public Issue, both Party A and Party B shall register relevant changes with Administration of Commerce and Industry on a timely basis.

5.	Undertakings and guarantees given by Party A

5.1	Party A guarantees to Party B that:

5.1.1.	Party A is a corporate legal person legally incorporated under the PRC laws with valid existence;

5.1.2.	Party A will enter into and execute the Agreement:

5.1.2.1.	The requirements of its Articles of Association have been met;

5.1.2.2.	It has taken or will take necessary corporate actions to obtain all necessary authorisation and approvals;

5.1.2.3.	It will not breach any laws or restrictions imposed by any contracts which are binding or have effect on Party A.

5.2	Party A guarantees that in the process of bargaining and negotiation for the signing of the Agreement, all the information provided by Party A to Party B is true, accurate and complete.

5.3	Party A undertakes that it will comply with all the terms of the Agreement.

5.4
Party A undertakes that it will assume economic obligation and legal obligation for breach of any of these guarantees and undertakings mentioned above, and compensate Party B for the actual loss and expenses so incurred.

6.	Undertakings and guarantees given by Party B

6.1	Party B guarantees to Party A that:

6.1.1.	Party B is a corporate legal person legally incorporated under the PRC laws with valid existence;

6.1.2.	Party B will enter into and execute the Agreement:

6.1.2.1.	The requirements of its Articles of Association have been met;

6.1.2.2.	It has taken or will take necessary corporate actions to obtain all necessary authorisation and approvals;

6.1.2.3.	It will not breach any laws or restrictions imposed by any contracts which are binding or have effect on Party B.

6.2	Party B guarantees that in the process of bargaining and negotiating for the signing of the Agreement, all the information provided by Party B to Party A is true, accurate and complete.

6.3	Party B undertakes that it will comply with all the terms of the Agreement.

6.4
Party B undertakes that it will assume economic obligation and legal obligation for breach of any of these guarantees and undertakings mentioned above, and compensate Party A for the actual loss and expenses so incurred.

6.5	Party B undertakes that it will not transfer any of the said shares it obtains in a period of 36 months from the date of registration of the Non-public Issued Shares in its name.

7.	Liability for breach of the Agreement

A party under the Agreement is deemed to be a party in default if it breaches any obligation, undertaking, statement and guarantee stipulated in the Agreement. The party in default shall assume the relevant compensation liability if its breach lead to the failure in fulfilling the Agreement in full, in part or on a timely basis, which in turn results in losses to the other party.

8.	Alterations, Amendments and Assignment of the Agreement

8.1	Alterations and amendments of the Agreement shall be subject to negotiation between the Parties and made in writing.

8.2	Alterations and amendments of the Agreement form an integral part of the Agreement.

8.3	Neither Party shall have the right to assign in whole or in part their rights or obligations under the Agreement without the written consent of the other party.

9.	The Entire Agreement

9.1
The Agreement shall constitute the entire agreement in connection with the subject matter of the Agreement between the Parties hereto and shall supersede any and all previous oral and written proposals, statements, guarantees, commitments, letters of intention, Memorandums of understanding, agreements and contracts between the Parties. The Parties shall not and have no right to rely on those proposals, statements, guarantees, commitments, letters of intention, Memorandums of understanding, agreements and contracts.

10.	Sharing of Taxes and Expenses

10.1	Save as otherwise agreed between the Parties, tax and expenses incurred in connection with the Non-pubic Issue shall be shared by the Parties in accordance with the relevant regulations of the state.

11.	Notice

11.1
Relevant notices under or relating to the Agreement shall be dispatched in written form. A notice shall be deemed effectively received if delivered by hand or registered post to the Parties at the following addresses, or other addresses as instructed by the recipients in ten days prior written notice:

Party A:	China Southern Airlines Company Limited

Address:	278 Ji Chang Road, Guangzhou

Post code:	510406

Recipient:	Qin Haifeng

Party B:	China Southern Airlines Group Corporation

Address:	27 Hang Yun Nan Jie, Ji Chang Road, Guangzhou

Post code:	510405

Recipient:	Shi Chaomin

11.2
A notice if delivered by hand shall be deemed effectively received upon the recipient’s signature. A notice, when delivered by registered post, shall be deemed received seven days after the dispatch of the same at the address of the recipient.

12.	Discharge of the Agreement

12.1	The Agreement may be discharged upon the occurrence of one or more of the circumstances as follows:

12.1.1.	Both Parties to the Agreement have unanimously agreed through consultation;

12.1.2.
Should the Agreement fail to meet the conditions precedent prescribed in Article 3 or cannot be performed under the laws, orders, government bans or judicial rulings, either party shall be entitled to discharge the Agreement unilaterally by a written notice.

12.2
Should any circumstance mentioned above occur owing to the fault of either party or both Parties, each party shall assume its respective liability for breach of the Agreement as prescribed in Article 7 hereof.

13.	Settlement of Disputes

13.1	The Agreement is subject to the laws of the People’s Republic of China.

13.2
All disputes arising from the implementation of the Agreement shall be settled through friendly negotiation between the two Parties. Where negotiation is not successful, any party may refer the dispute to the people’s court with competent jurisdiction in Guangzhou for legal proceedings.

13.3	Except for the disputes submitted for legal proceedings, each party shall continue to perform other provisions of the Agreement.

14.	Confidentiality

14.1
After the signing of the Agreement, unless prior written consent of the other party has been obtained, each party shall, regardless whether the Non-public Issue under the Agreement is completed or not, or whether the Agreement is terminated, rescinded, revoked, deemed to be void, or fulfilled, undertake the following obligations of confidentiality:

14.1.1.
The Parties shall not disclose to any third party the Agreement and the transaction contemplated hereunder and any other documents related to the transaction (hereinafter referred to as “Confidential Documents”);

14.1.2.	The Parties shall use the Confidential Documents and their contents only for the purpose of the transaction contemplated hereunder, but not for any other purpose.

14.2	The Parties to the Agreement shall not be subject to the restrictions of Article 14.1 if they disclose the Confidential Documents for the following reasons:

14.2.1.	Disclosure to the Parties to the Agreement and any of the intermediaries including the financial advisors, accountants, lawyers, and appraisers engaged by such Party;

14.2.2.	Disclosure made according to the mandatory requirements of laws and regulations;

14.2.3.	Disclosure made according to the mandatory requirements of the competent government authorities.

15.	Other Provisions

15.1
The Agreement shall be formed from the date of signing by the legal representatives of the Parties or their duly authorized representatives, and shall come into force pursuant to the provisions of Article 3 of the Agreement.

15.2
The Parties can, through negotiation, sign a separate written supplementary agreement on any matter not covered by the Agreement. The supplementary agreement shall have the same legal effect as the Agreement.

15.3	The Agreement shall be signed in 20 copies. Party A and Party B shall hold one copy each, and the other 18 copies shall be filed with the relevant authorities.

(This page does not carry any text, and is designated for signing and sealing of the Agreement)

China Southern Airlines Company Limited

By:	/s/ Liu Shaoyong (Company Seal)
Name:	Liu Shaoyong
Title:	Legal representative

China Southern Air Holding Company

By:	/s/ Wang Quanhua (Company Seal)
Name:	Wang Quanhua
Title:	Authorized representative